UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
______________________________________________________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 16, 2024
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Park Hotels & Resorts Inc.
(Exact name of Registrant as Specified in Its Charter)
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Delaware	001-37795	36-2058176
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1775 Tysons Blvd., 7th Floor, Tysons, VA		22102
(Address of Principal Executive Offices)		(Zip Code)
(571) 302-5757
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
______________________________________________________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value per share	PK	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

7.000% Senior Notes Due 2030

On May 16, 2024, Park Intermediate Holdings LLC (“PIH”), PK Domestic Property LLC (“PK Domestic LLC”) and PK Finance Co-Issuer Inc. (“Corporate Co-Issuer” and, together with PK Domestic LLC, the “Co-Issuers” and, the Co-Issuers together with PIH, the “Issuers”), direct and indirect subsidiaries of Park Hotels & Resorts Inc. (the “Company”), issued $550 million aggregate principal amount of 7.000% senior notes due 2030 (the “Notes”) under an indenture (the “Indenture”), dated as of May 16, 2024, among the Issuers, the Company, the guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”).

The Notes were sold in the United States only to accredited investors pursuant to an exemption from the Securities Act of 1933, as amended (the “Securities Act”), and subsequently resold to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons in accordance with Regulation S under the Securities Act.

The Issuers intend to use the net proceeds of the offering, together with proceeds of a new $200 unsecured term loan (described below) that was incurred pursuant to an amendment to the Company’s existing credit agreement to (i) purchase all $650 million of the Issuers’ 7.500% Senior Notes due 2025 (the “2025 Notes”) that were validly tendered and accepted for purchase pursuant to the Issuers’ previously announced concurrent cash tender offer for any and all 2025 Notes (the “Tender Offer”) and to redeem any 2025 Notes not tendered in the Tender Offer and (ii) pay related fees and expenses incurred in connection with the offering, the Term Loan (as defined below), the Tender Offer and the redemption, with any remaining net proceeds used for general corporate purposes.

The Notes will mature on February 1, 2030. Interest on the Notes will accrue at a rate of 7.000% per annum. Interest on the Notes will be payable semi-annually in cash in arrears on February 1 and August 1 of each year, commencing on February 1, 2025.

The Notes are fully and unconditionally guaranteed, jointly and severally, by the Company and PK Domestic REIT Inc., each a member of PIH, and each existing and future restricted wholly-owned subsidiary of PIH (other than the Co-Issuers) that incurs or guarantees any indebtedness under the Company’s credit agreement, certain other bank indebtedness or any other material capital markets indebtedness (each, a “subsidiary guarantor” and together with the Company and PK Domestic REIT Inc., the “guarantors”).

The Issuers may redeem the Notes at any time prior to August 1, 2026, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the redemption date plus a make-whole premium. The Issuers may redeem the Notes, in whole or in part, at any time on or after August 1, 2026 at the redemption price of (i) 103.500% of the principal amount should such redemption occur before August 1, 2027, (ii) 101.750% of the principal amount should such redemption occur before August 1, 2028, and (iii) 100.000% of the principal amount should such redemption occur on or after August 1, 2028, in each case plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

In addition, at any time prior to August 1, 2026, the Issuers may redeem up to 40% of the Notes with the net cash proceeds from certain equity offerings at a redemption price of 107.000% of the principal amount redeemed plus accrued and unpaid interest, if any, to, but excluding, the redemption date. However, the Issuers may only make such redemptions if at least 60% of the aggregate principal amount of the Notes issued under the Indenture remains outstanding after the occurrence of such redemption.

The Indenture contains customary covenants that will limit the Issuers’ ability and, in certain instances, the ability of the Issuers’ subsidiaries, to borrow money, create liens on assets, make distributions and pay dividends on or redeem or repurchase stock, make certain types of investments, sell stock in certain subsidiaries, enter into agreements that restrict dividends or other payments from subsidiaries, enter into transactions with affiliates, issue guarantees of indebtedness, and sell assets or merge with other companies. These limitations are subject to a number of important exceptions and qualifications set forth in the Indenture, including exceptions and qualifications related to the declaration and payment of dividends and the making of distributions in order to maintain status as a real estate investment trust. In addition, the Indenture will require PIH to maintain total unencumbered assets as of each fiscal quarter of at least 150% of total unsecured indebtedness, in each case calculated on a consolidated basis.

In the event of a change of control and certain credit rating downgrades of the Notes, the Issuers must offer to repurchase the Notes at a repurchase price equal to 101% of the aggregate principal amount thereof plus any accrued and unpaid interest, to, but not including, the repurchase date.

Events of default under the Indenture include, among others, the following with respect to the Notes: default for 30 days in the payment when due of interest on the Notes; default in the payment when due of the principal of, or premium, if any, on the Notes; failure to comply with certain covenants in the Indenture for 60 days upon the receipt of notice from the trustee or holders of 25% in aggregate principal amount of the Notes of such series; acceleration or payment default of indebtedness of the Issuers or a significant subsidiary thereof in excess of a specified amount that remains uncured for 30 days; final judgments against PIH, the Corporate Co-Issuer or a significant subsidiary in excess of a specified amount that remains unpaid for 60 days; and certain events of bankruptcy or insolvency with respect to the Company, PIH or a significant subsidiary. In the case of an event of default arising from certain events of bankruptcy or insolvency with respect to the Company, PIH or a significant subsidiary, all Notes then outstanding will become due and payable immediately without further action or notice. If any other event of default occurs with respect to the Notes, the trustee or holders of 25% in aggregate principal amount of the Notes may declare all such Notes to be due and payable immediately.

The description set forth above is qualified in its entirety by the full text of the Indenture filed herewith as Exhibit 4.1 to this Current Report on Form 8-K. This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy the Notes.

Term Loan

On May 16, 2024, the Company, PIH and PK Domestic LLC (PK Domestic LLC together with PIH, the “Borrowers”) entered into a First Amendment to Amended and Restated Credit Agreement (the “Amendment”) with Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”), and the lenders party thereto, which Amendment amends the Amended and Restated Credit Agreement, dated as of December 1, 2022 (the “Existing Credit Agreement”; and the Existing Credit Agreement, as amended by the Amendment, the “Credit Agreement”), by and among the Company, the Borrowers, the lenders from time to time party thereto and the Administrative Agent. The Amendment provides for a new $200 million senior unsecured term loan facility (the “Term Loan”) with a scheduled maturity date of May 14, 2027, which Term Loan was fully advanced and funded on May 16, 2024. The net proceeds of the Term Loan, together with the net proceeds of the Notes, are intended to be used to purchase and redeem all of the 2025 Notes, to pay related fees and expenses incurred in connection with the Term Loan, the offering of the Notes, the Tender Offer and the redemption of the 2025 Notes and for general corporate purposes.

The Term Loan will bear interest at a rate equal to a margin over at the Borrowers’ option (a) a base rate determined by reference to the highest of (1) the Administrative Agent’s prime lending rate, (2) the federal funds effective rate plus 0.50% and (3) the one-month adjusted Term SOFR rate that would be payable on such day plus 1.00%, (b) an adjusted Term SOFR rate (including a credit spread adjustment of 0.10%) for the interest period relevant to such borrowing or (c) an adjusted daily SOFR rate (including a credit spread adjustment of 0.10%). The applicable margin for the Term Loan is based on a ratio of the Company’s total indebtedness to EBITDA (the “Leverage Ratio”) and ranges from 0.40% to 1.70%, in the case of base rate loans, and 1.40% to 2.70%, in the case of adjusted Term SOFR or daily SOFR rate loans. The Term Loan is not subject to required amortization payments or mandatory prepayments, but may be voluntary prepaid at any time without penalty.

The Term Loan is guaranteed by the Company and other existing guarantors that guarantee the obligations under the Existing Credit Agreement. Certain guarantors may be released, at the Company’s election, given that the Leverage Ratio was less than or equal to 6.50 to 1.00 as of the end of the last two consecutive fiscal quarter periods. Certain excluded subsidiaries are not required to be guarantors under the Credit Agreement.

The Amendment does not amend or modify the Company’s existing financial maintenance covenants or other terms and provisions applicable under the Credit Agreement except to provide that the income, value and debt of the hotel properties known as Hilton San Francisco Union Square and Parc 55 San Francisco will be excluded from the calculations of the Leverage Ratio, the fixed charge coverage ratio and the secured leverage ratio under the Credit Agreement.

The Amendment does not increase the Borrowers’ borrowing capacity or amounts outstanding under its existing unsecured revolving credit facility with aggregate commitments of $950 million (the “Revolver”) and does not change the interest rates or fees applicable to the Revolver. As of May 16, 2024, no borrowings were outstanding and approximately $4 million was outstanding on a standby letter of credit under the Revolver. The Credit Agreement continues to include an uncommitted option to increase the Revolver or Term Loan or add additional term loans under the Credit Agreement by up to $500 million in the aggregate to the extent the lenders (from the syndicate or otherwise) agree to provide additional revolving loan commitments or term loans.

Certain of the lenders under the Credit Agreement or their affiliates have provided, and may in the future provide, certain commercial banking, financial advisory, and investment banking services in the ordinary course of business for the Company, its subsidiaries and certain of its affiliates, for which they receive customary fees and commissions.
The foregoing description of the Amendment is qualified in its entirety by reference to the text of such Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 with respect to the Indenture and the Term Loan is incorporated by reference into this Item 2.03.

Item 8.01. Other Events.

On May 16, 2024, the Company issued a press release announcing the expiration and final results of the Issuers’ Tender Offer for any and all of their outstanding $650 million aggregate principal amount of 2025 Notes. On May 16, 2024, the Issuers purchased $311,473,000 in principal amount of the 2025 Notes that were validly tendered and not validly withdrawn or with respect to which a properly completed and duly executed Notice of Guaranteed Delivery was delivered at or prior to 5:00 p.m., New York City time, on May 13, 2024. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description

4.1
Indenture, dated as of May 16, 2024, among Park Intermediate Holdings LLC, PK Domestic Property LLC, PK Finance Co-Issuer Inc., Park Hotels & Resorts Inc., PK Domestic REIT Inc., the subsidiary guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee.

10.1
First Amendment to Amended and Restated Credit Agreement, dated as of May 16, 2024, among Park Intermediate Holdings LLC and PK Domestic Property LLC, as Borrowers, Park Hotels & Resorts Inc., the lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent.

99.1	Press Release dated May 16, 2024 announcing the results of the Issuers’ Tender Offer.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Park Hotels & Resorts Inc.

Date: May 16, 2024	By:	/s/ Sean M. Dell’Orto
Sean M. Dell’Orto
Executive Vice President and Chief Financial Officer